Exhibit 10.1

January 3, 2021

Charles Szoradi

CEO

Independence LED Lighting, LLC

22 Waterloo Ave, Suite 300

Berwyn, PA 19312

Charles:

This correspondence is a time sensitive offer, subject to satisfactory due diligence and legal review, to purchase 100% of the assets, including accounts receivable, customer lists, contracts, intellectual property, domain names and other rights, and assume selected operating liabilities of critical vendors, of Independence LED Lighting, LLC (“ILED”). Our offer is consideration of 250,000 1% Series B Preferred Shares of FOMO CORP. (OTC/ETFM) which are convertible into 250,000,000 common shares. The allocation of said shares shall be at the discretion of the Board of Directors of ILED and/or its parent Revolution Energy Group, LLC.

We envision a mutually beneficial opportunity to leverage ILED’s many years of experience in manufacturing, customizing, consulting and deploying energy efficient lighting solutions to target the emerging smart building/clean building marketplace, an expected focus of the incoming Biden administration. After many years of working together in various capacities, we believe the time to attack the millions of non-residential buildings in the United States with a solution combining smart lighting, disinfection technologies, energy management, and professional installations in HVAC/electrical could not be better.

To expedite our mutually beneficial process and given the timely nature of this market, our offer will expire at close of business (COB) Friday, January 8, 2021. I am happy to field any questions and provide color on FOMO CORP.’s existing and future plans or address specific questions regarding our public company filings on the SEC’s EDGAR system.

Respectfully,

Vikram Grover

CEO

FOMO CORP.